Exhibit 5.1

We consent to the use of our name as it appears under the caption “Interest of Experts” and incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-10 of our report dated January 31, 2021, relating to the consolidated statements of financial position of Quipt Home Medical Corp., (formerly, Protech Home Medical Corp.) appearing in the Registration Statement on Form 40-F filed with the Securities and Exchange Commission on May 14, 2021, which comprise the consolidated statements of financial position as at September 30, 2020 and 2019, and the consolidated statements of loss and other comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

/s/ MNP LLP

Toronto, Ontario, Canada

November 12, 2021